Jameson Inns, Inc.	PRESS RELEASE
8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346 (770) 481-0305 FAX (770) 901-9550

FOR IMMEDIATE RELEASE

Investor Relations Contacts:
EPOCH Financial	(888) 917-5109
Todd Atenhan	tatenhan@epochfinancial.com
Valerie Kimball	vkimball@epochfinancial.com

JAMESON INNS ANNOUNCES FINAL PREFERRED DIVIDENDS THROUGH DATE OF REDEMPTION

Atlanta, GA, August 9/PRNewswire/ — Jameson Inns, Inc. (NASDAQ: JAMS, JAMSP, JAMSO), today announced that its Board of Directors has declared the Company’s final cash dividend distributions on its two series of preferred shares.

The Board declared a cash dividend of $0.359722 per share of the Company’s 9.25% Series A Cumulative Preferred Stock (NASDAQ: JAMSP) for the period July 1, 2004 to August 25, 2004. The cash dividend is payable on August 25, 2004, to shareholders of record on August 13, 2004. The Company currently has approximately 1.27 million Series A preferred shares outstanding.

The Board also declared a cash dividend of $0.26444 per share of the Company’s $1.70 Series S Cumulative Convertible Preferred Stock (NASDAQ: JAMSO) for the period July 1, 2004 to August 25, 2004. The cash dividend is payable on August 25, 2004, to shareholders of record on August 13, 2004. The Company currently has approximately 2.2 million Series S preferred shares outstanding.

The Company previously announced that on August 25, 2004, it was redeeming all of its Series A preferred stock for $25.00 per share and all of its Series S preferred stock for $20.00 per share.

Jameson Inns, Inc. owns and operates hotel properties in the southeastern and midwestern United States. The Company has also licensed 10 hotels to operate as Jameson Inns. There are currently 126 Inns (103 under the Jameson Inn brand and 23 under the Signature Inn brand), with a combined 8,264 rooms in 14 states.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the Company’s expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

-END-